Exhibit 99.1
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Barry S. Howe Appointed As CEO and President of EST
Wednesday July 18, 10:30 am PT

NEWBURY PARK, Calif.--(BUSINESS WIRE)--Electronic Sensor Technology (OTCBB:ESNR
- News), a leading manufacturer of ultra-fast vapor analyzers, announced today that Barry S. Howe has been appointed CEO and President. Mr. Howe replaces Teong Lim who announced his retirement to be effective immediately. In addition the board of directors approved the expansion of the board of directors from seven directors to eight directors and appointed Mr. Howe as a director to fill the vacancy.

Mr. Howe is a seasoned senior executive who joined the company as Chief Operating Officer on April 11, 2007. Previously, Mr. Howe worked at Thermo Electron (now Thermo Fisher Scientific) for 17 years in a number of roles of increasing responsibilities. This included CEO of 3 of Thermo Electrons' public subsidiaries and as president of its $600 million measurement and control sector and corporate vice president.

"I am delighted to have the opportunity to lead EST at this stage of its development. The zNose is an exciting product with a broad range of applications in the environmental, security, flavors and fragrance, and chemical industries," said Mr. Howe

Howe added, "Our focus is to complete the establishment of a worldwide distribution organization using established respected and technically capable partners. In addition, we are developing application specific products to better address specific markets. I look forward to reporting on our future progress."

About Electronic Sensor Technology:

Founded in 1995, Electronic Sensor Technology has developed a patented chemical vapor analytical process that enables analysis of nearly any odor, fragrance, or chemical vapor within ten seconds. We believe that the Company's product line is strategically positioned to address key vulnerabilities in the homeland security market, and is also suited for environmental and quality assurance applications.

SEC Filings and Forward-Looking Statements

This press release includes forward-looking statements, including the Company's expectations regarding its ability to develop and access capital markets and its ability to achieve expected results in the chemical detection and analysis industry. The forward-looking statements are identified through use of the words "potential," "anticipate," "expect," "planned" and other words of similar meaning. These forward-looking statements may be affected by the risks and uncertainties inherent in the chemical detection and analysis industry and in the Company's
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                                                                    Exhibit 99.1
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business. The Company cautions readers that certain important factors may have affected and could in the future affect the Company's beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. For a discussion of these factors, please refer to our recent filings with the Securities and Exchange Commission, including our most recent report on form 10-KSB. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
Electronic Sensor Technology
Frank Zuhde, 805-480-1994, ext. 135

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Source: Electronic Sensor Technology